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EDGEWATER FOODS COMPLETES $5.40 MILLION FINANCING TO FULLY EXECUTE SCALLOP OPERATIONS

GAITHERSBURG, MD—July 12, 2006.  Edgewater Foods International, Inc. (OTC BB: EDWT) announced today the completion of the sale of $5.40 million of its Series A 8% Convertible Preferred Stock, a convertible preferred with a fixed conversion price, to institutional and accredited investors.  The Company believes that it now has adequate funding to execute its planned scallop expansion and related business strategy in the upcoming fiscal year.  The new funds will be used as growth capital to expand the Company’s scallop operations by improving its onshore hatchery facilities, increasing the capacity of the Company’s farming site by the addition of new main and down lines, acquiring new grow nets for both the 2005 and 2006 scallop crops, developing methods to improve both harvesting and processing rates and continuing efforts to improve the growth rates and meat yields of its scallops.  Additionally, the Company used a portion of the funds to repay certain bridge loan debt.  Details of the financing are available in the recent Form 8-K filed with the SEC.

"This investment in Edgewater is a tremendous endorsement of our business plan and our position in this growing industry," said Robert Saunders, Chairman and Chief Executive Officer. "The capital infusion will allow us to adequately capitalize, support and accelerate our scallop farming and hatchery business."

In addition, Edgewater announced that the Company’s 30 cm pressure floats and mainlines are being readied to receive the 2006 year class seed currently being grown at its wholly-owned subsidiary, Island Scallops Ltd’s (“ISL”) onshore nursery and  is  adding as many as 60 new scallop culture lines.   The scallop hatchery season has wrapped up with approximately 350 million setting larvae produced.  These young scallops are currently being grown in the onshore nursery and will soon be moved to the ocean for final grow out. Of the over 350 million larvae that were produced, at least 10 million scallops depending on mortality could reach full maturity and thus be harvested.

The Company is the predominant producer of live “in the shell” scallop products in North America.  There are no known direct competitors in the scallop farming business in British Columbia and ISL is the only hatchery producing the Pacific scallop. The Company sells scallop seed to a number of small independent scallop growers who sell their products into the same marketplace; however, production from these growers totals less than 500,000 scallops per year. Five British Columbia joint venture farmers are currently farming scallops and receive scallop seed, technology, and support in an arrangement with ISL.

ISL currently distributes the scallops through specialty wholesalers with particular expertise in selling to restaurants, and has developed a market for whole live scallops that

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exceeds 5,000 lbs. per week into Vancouver.   As distribution is expanded, the Company will continue to focus on specialty wholesalers with strong ties to major restaurants.

ISL, a Vancouver Island aquaculture company, was established in 1989 and for over 15 years has successfully operated a scallop farming and marine hatchery business. ISL’s scallop farms are situated along both the east and west coasts of Vancouver Island. These facilities represent the largest private marine research hatchery and the first fully integrated shellfish producer in Canada.

ISL is dedicated to the farming, processing and marketing of high quality, high value marine species: scallops and sablefish (or blackcod).  Farmed scallops are relatively new to North America and ISL is the only producer of both live-farmed Pacific scallops and live sablefish.   ISL has developed proprietary hatchery technology for the hybridization of Pacific scallops and production of juvenile blackcod. These new husbandry techniques significantly increase growth yields, while strengthening the selected strain’s ability to resist disease.  In the case of blackcod, there were a number of technical difficulties associated with spawning that ISL has solved with its technological innovations.  As such, there are no existing competitors that produce and/or harvest both scallops and blackcod.  Edgewater seeks to become a leader in the highly profitable niche seafood industry.

Through ISL, Edgewater is an aquaculture and marine hatchery that provides consumers with healthy, environmentally friendly alternatives to the current market. The unique hatchery technologies held by Edgewater give it the advantage of being a "Green" environmentally friendly business. For additional information on Edgewater Foods International Inc., please visit http://www.edgewaterfoods.com or call (800) 793-0087.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to Edgewater, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Edgewater's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

HEADQUARTERS  5552 WEST ISLAND HWY,  QUALICUM BEACH, BRITISH COLUMBIA, CANADA. V9K 2C8

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Contact:

      Tom Bostic

      (800) 793 0087

     Aurelius Consulting Group, Inc.

     (800) 644-6297

HEADQUARTERS  5552 WEST ISLAND HWY,  QUALICUM BEACH, BRITISH COLUMBIA, CANADA. V9K 2C8

www.edgewaterfoods.com